Exhibit 10.2

Taglich Brothers, Inc.

Member: NASD, SIPC

November 6, 2007

Daniel O. Wilds

President and CEO

SCOLR Pharma, Inc.

3625 132nd Ave. SE, Suite 400

Bellevue, WA 98006

Dear Dan:

This is to confirm the agreement (this “Agreement”) between Taglich Brothers, Inc. (“Taglich Brothers”) and SCOLR Pharma, Inc. (the “Company”) as follows:

1. Financial Advisor. The Company has engaged Taglich Brothers to act as its financial advisor in connection with a proposed sale of securities registered pursuant to the Company’s currently effective shelf registration statement on terms acceptable to the Company (“the Offering”). In this capacity, Taglich Brothers will provide the Company financial advice and assistance in connection with the Offering as requested by the Company, which may include assisting the Company in analyzing its business, operations and prospects as well as conditions in the financial markets. Taglich Brothers is aware the Company has engaged ThinkEquity Partners LLC (“ThinkEquity”) to act as sole placement agent in connection with the Offering. Taglich Brothers will deliver to the Company and ThinkEquity a list of potential investors in the Offering. Unless otherwise requested by the Company or ThinkEquity, all initial contacts with prospective investors shall be made by ThinkEquity. Taglich Brothers will not contact any potential investor without the advance written consent of the Company. Both the Company and Taglich Brothers acknowledge that Taglich Brothers is not party to any agreement or engagement between the Company and ThinkEquity. Under certain circumstances described in the Company’s engagement letter with ThinkEquity, the Company may request Taglich Brothers to enter into an agreement to act as a co-agent in the Offering. This letter shall not constitute an offer, agreement or commitment to lend, provide financing, or buy or place securities by Taglich Brothers or its affiliates.

2. Fees and Expenses. Taglich Brothers compensation for the services outlined in this Agreement is dependent upon the outcome of the assignment. If the Offering is completed, the Company agrees to pay Taglich Brothers a transaction fee of $250,000 (the “Transaction Fee”). The Transaction Fee will be due and payable in cash on the closing date of the Offering. The Transaction Fee shall constitute the only fees or expenses due and payable by the Company.

3. Expiration of Engagement. The engagement of Taglich Brothers as financial advisor under Section 1 shall expire on the earlier of the closing of the Offering or termination of Company’s engagement of ThinkEquity as placement agent in connection with the Offering. The indemnity provisions, the waiver of the right to trial by jury provision and the confidentiality and non-disclosure provisions of this Agreement will remain in effect and shall survive termination of this Agreement.

The Chrysler Building, 405 Lexington Avenue, 51st Floor, New York, New York 10174

(800) 456-1220 · (212) 661-6886 · (212) 661-6824 (Fax)

www.taglich.com

4. Company Information. The Company recognizes and confirms that, in performing the services contemplated in this Agreement, Taglich Brothers will be relying on information furnished by the Company, as well as information available from generally recognized public sources. Such information will not be independently verified by Taglich Brothers. The Company will cooperate fully with Taglich Brothers in connection with the services contemplated in this letter agreement, and represents that all such information provided by the Company will be complete and accurate in all material respects and, as of the date such information is provided to Taglich Brothers, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. All non-public information concerning the Company and its business that the Company discloses to Taglich Brothers will be used by Taglich Brothers solely in the performance of its services hereunder and will be treated confidentially by Taglich Brothers for so long as it remains non-public. Except as otherwise required by law, regulation or legal process, Taglich Brothers will not disclose any non-public information concerning the Company to a third party without the Company’s prior written consent. Taglich Brothers is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person in possession material non-public information about a public company and Taglich Brothers will comply with such laws.

5. Matters Relating to Engagement. In rendering services under this Agreement, Taglich Brothers shall act as an independent contractor, and any duties of Taglich Brothers arising out of its engagement hereunder shall be owed solely to the Company.

The scope of Taglich Brothers’ engagement shall be limited to those matters expressly set out in this Agreement. For the sake of clarity, the scope of Taglich Brothers engagement shall not include giving legal, tax, accounting or regulatory matters in any jurisdiction, as to which the Company agrees to consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

6. Indemnification by the Company. The Company agrees to indemnify and hold harmless Taglich Brothers, its officers, directors and agents from and against any and all loss, liability, claim, damage and expense arising out of (1) a breach or alleged breach by the Company of any warranty or obligations set forth in its engagement of ThinkEquity, or (2) any untrue statement or alleged untrue statement of a material fact made in connection with the Offering or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The Company and Taglich Brothers irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of services hereunder.

8. Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement. This Agreement is solely for the benefit of the Company and Taglich Brothers, and no other person (except for indemnified persons to the extent set forth in Section 6.) shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be assigned by either party hereto without the other party’s prior written consent.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals.

Very truly yours,

Taglich Brothers, Inc.

By:	/s/ Robert C. Schroeder
Name:	Robert C. Schroeder
Title:	Vice President

ACCEPTED AND AGREED TO AS OF THE ABOVE DATE:

SCOLR Pharma, Inc.

By:	/s/ Daniel O. Wilds
Name:	Daniel O. Wilds
Title:	President and CEO

3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006 Phone: (425) 373-0171 Fax: (425) 373-0181 www.scolr.com

November 29, 2007

Robert C. Schroeder

Taglich Brothers, Inc.

THE CHRYSLER BUILDING

405 Lexington Avenue, 51st Floor

New York, New York 10174

Dear Rob:

This will confirm our agreement to reduce the financial advisory fee payable to Taglich Brothers, Inc. pursuant to our letter agreement dated November 6, 2007, to $112,509 from $250,000. Except for the modification in the total fee amount, the letter agreement shall continue in full force and effect.

With appreciation,

/s/ Daniel O. Wilds
Daniel O. Wilds
President and Chief Executive Officer
SCOLR Pharma, Inc.

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Robert C. Schroeder
Robert C. Schroeder, Taglich Brothers, Inc.